EXHIBIT 10.3

COLUMBIA STATE BANK
ENDORSEMENT METHOD
SPLIT DOLLAR AGREEMENT
(By and Between COLUMBIA STATE BANK and LISA DOW)

Insurer/Policy:     John Hancock Life Insurance Company
Policy #SB59800007

New York Life Insurance and Annuity Corporation
Policy #56723996

The Penn Mutual Life Insurance Company
Policy #8324090

Bank: Columbia State Bank

Insured: Lisa Dow

Relationship of Insured to Bank: Executive

Effective Date: Feb. 25th, 2019

The respective rights and duties of COLUMBIA STATE BANK (hereinafter the “Bank”) and LISA DOW (hereinafter the “Insured”) in the above-referenced Policy(ies) shall be pursuant to the terms set forth below:

1.    DEFINITIONS.

Refer to the Policy(ies) contract for the definition of any terms in this Endorsement Method Split Dollar Agreement (hereinafter “Agreement”) that is not defined herein. If the definition of a term in the Policy(ies) is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall supersede and replace the definition of the terms as set forth in the Policy(ies).

1.1
Accelerated Benefit. The term “Accelerated Benefit” shall mean amounts requested and received pursuant to any Policy(ies) rider permitting the policyowner or Insured access to portions of the eligible death benefit in the event the Insured is diagnosed with a chronic or terminal illness [as required by the individual Policy(ies)].

1.2
Base Salary. The term “Base Salary” shall be defined as in the Columbia State Bank Supplemental Executive Retirement Plan Agreement by and between the parties and with an effective date of February 1, 2019.

1.3
Beneficiary. The term “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Paragraph 3 below that are entitled to receive benefits under this Plan upon the death of Insured.

1.4
Beneficiary Designation Form. “Beneficiary Designation Form” shall mean the form established from time to time by the Bank and the Administrator, which an Insured completes, signs and returns to designate one or more Beneficiaries.

1.5    Board. “Board” means the Board of Directors of the Bank.

1.6	Claimant. “Claimant” shall have the meaning assigned to an individual who makes a claim pursuant to the provisions of Paragraph 12 below.

1.7	Code. The term the “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.8	ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.9
Executive Benefit. The term “Executive Benefit” shall be defined as in the Columbia State Bank Supplemental Executive Retirement Plan Agreement by and between the parties and with an effective date of February 1, 2019.

1.10	Net Amount-at-Risk. The term “Net Amount-at-Risk” (hereinafter “NAR”) shall be defined as the total proceeds of the Policy(ies) less the cash value of the Policy(ies).

1.11
Normal Retirement Age. The term “Normal Retirement Age” shall be defined as in the Columbia State Bank Supplemental Executive Retirement Plan Agreement by and between the parties and with an effective date of February 1, 2019.

1.12	Plan. The term “Plan” refers to this arrangement, as evidenced by this Agreement, whereby Insured (or Insured’s Beneficiary) is entitled to receive a benefit.

1.13
Separation from Service. The term “Separation from Service” (or “Separates from Service”) shall be read and interpreted consistent with Code Section 409A and any future notices or guidance related thereto. In addition, for the purposes of this Agreement, Insured shall experience a Separation From Service only upon separating as an executive of the Bank and a director on the Board, as applicable.

1.14
SERP Agreement. The term “SERP Agreement” shall refer to the Columbia State Bank Supplemental Executive Retirement Plan Agreement by and between the parties and with an effective date of February 1, 2019.

2.	POLICY(IES) TITLE AND OWNERSHIP.

Title and ownership of the Policy(ies) shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank, in its sole discretion, may surrender or terminate the Policy(ies) at any time and for any reason. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Policy(ies), then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

The Employer (or the trustee, in the event of the establishment of a Rabbi Trust, at the direction of the Employer) may sell, surrender or transfer ownership of the Policy to the Insurer or any third party, provided that, in the event of any such sale, surrender or transfer prior to termination of this Agreement, the Employer (or Trustee) replaces the Policy with a life insurance policy or policies on the life of the Insured providing death benefits that are at least as much as that of the Policy being replaced. The rights, duties and benefits of the Employer, the Insured or the trustee with respect to any such replacement policy shall be subject to the terms of this Agreement. At the request of the Employer, the Insured shall take any and all actions that the Employer determines may be reasonably necessary for the sale, surrender or transfer of the Policy, the issuance of a replacement policy(ies), and subjecting the replacement policy(ies) to the terms of this Agreement.

3.	BENEFICIARY DESIGNATION RIGHTS.

The Insured (or assignee) shall have the right and power to designate a “Beneficiary” or “Beneficiaries” to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such Beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement. If no designated primary or secondary Beneficiary shall survive Insured, then all amounts due under this Agreement shall be paid to Insured’s estate.

A divorce will automatically revoke the portion of a Beneficiary Designation Form designating the former spouse as a Beneficiary. The former spouse will be a Beneficiary under this Agreement only if a new such Beneficiary Designation Form naming the former spouse as a Beneficiary is filed after the date the dissolution decree is entered.

4.	PREMIUM PAYMENT METHOD.

Subject to the Bank’s absolute right to surrender or terminate the Policy(ies) at any time and for any reason, the Bank shall pay the premium required for each Policy as it becomes due.

5.	TAXABLE BENEFIT.

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent. At the end of each calendar year, the Bank shall pay to the Insured an amount equal to an estimate of all federal and state income taxes incurred by Insured as a result of the taxable benefit under this Paragraph (the "Reimbursement"). If, as a result of any Gross-up payments made to Insured, Insured incurs additional tax liability, then the Bank shall provide an additional Reimbursement payment to Insured to offset any additional tax liability ("Double Reimbursement").

6.    DIVISION OF DEATH PROCEEDS.

Subject to Paragraphs 7 and 9 herein, the division of the death proceeds of the Policy(ies) is as follows:

A.
In the event Insured has not yet Separated From Service at the time of death, then, upon Insured’s death, Insured’s Beneficiary(ies) shall be entitled to receive an amount equal to the lesser of the following:

(i)	One Hundred percent (100%) NAR; or

(ii)
Ten (10) times the annual Executive Benefit to be paid under the SERP Agreement as of the later of Insured’s date of death or the attainment of the Normal Retirement Age. For the purposes of calculating amounts owed hereunder, if Insured dies before attaining the Normal Retirement Age, it shall be assumed that their Executive Benefit reflects an annual Base Salary increase of Three Percent (3%) on each anniversary of Insured’s death until such time as they would have attained the Normal Retirement Age.

B.
Should the Insured Separate From Service for any reason other than death (the circumstances of which are governed by Paragraph 6A), then neither the Insured nor the Insured’s Beneficiary(ies) shall be entitled to receive any amount of the Policy(ies) proceeds pursuant to this Agreement.

C.	The Bank may select which Policy(ies) shall be used to pay benefits due under this Agreement.

D.
The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

E.	Any refund of unearned premium as provided in any Policy(ies) shall be paid to the Bank.

7.	ACCELERATED BENEFIT IN THE EVENT OF TERMINAL OR CHRONIC ILLNESS (AS APPLICABLE) AND DIVISION OF CASH SURRENDER VALUE OF THE POLICY(IES).

Provided Insured’s right to receive benefits under this Agreement has not terminated pursuant to the provisions of Paragraph 9 herein, and provided the Policy(ies) provides for such option through an accelerated benefit or living benefit rider (i.e., generally requiring that the Insured is either terminally or chronically ill), Insured shall have the right to request, in writing, the full amount to which he is entitled under this Agreement, and subject to any further limitation on dollar amounts imposed by the Policy(ies). Any Accelerated Benefit paid to the Insured hereunder shall be deducted from any amounts to which Insured or his Beneficiary(ies) is (or may be) entitled pursuant to the provisions of Paragraph 6 above. Neither Employer nor Corrigan & Company (PFIS) make any representations or warranties about the tax consequences of such a request for accelerated or living benefits.

In addition, and subject to the forgoing, at all times prior to the Insured’s death, the Bank shall be entitled to an amount equal to the Policy(ies)’s cash value, as that term is defined in the Policy(ies) contract, less any Policy loans, accelerated benefits and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

8.	RIGHTS OF PARTIES WHERE POLICY(IES) ENDOWMENT OR ANNUITY ELECTION EXISTS.

In the event the Policy(ies) involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the Policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

9.	TERMINATION.

This Agreement shall terminate as to the Insured upon Insured’s Separation From Service, upon the mutual written agreement of the Bank and the Insured, or upon distribution of the death benefit proceeds in accordance with Paragraph 6 above. In addition, this Agreement shall also terminate in the event Insured requests and receives an Accelerated Benefit in an amount equal to the amount he is (or may be) entitled to receive pursuant to the provisions of Paragraph 7 above.

10.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS.

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject Policy(ies) nor any rights, options, privileges or duties created under this Agreement.

11.	AGREEMENT BINDING UPON THE PARTIES.

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

12.	ADMINISTRATIVE AND CLAIMS PROVISIONS.

The following provisions are part of this Agreement and are intended to meet the requirements of ERISA:

A.    Named Fiduciary and Plan Administrator.

The Named Fiduciary and Plan Administrator (hereinafter “Administrator) of this Endorsement Method Split Dollar Agreement shall be the Board of Directors of the Bank. The Administrator may designate a replacement Administrator at any time, or may delegate to others certain responsibilities, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Dispute Over Benefits.

In the event a dispute arises over the benefits under this plan and benefits are not paid to the Insured (or to the Insured’s beneficiary[ies], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Administrator named above in accordance with the following procedures:

(i)	Written Claim. The claimant may file a written request for such benefit to the Plan Administrator.

(ii)
Claim Decision. Upon receipt of such claim, the Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

If the claim is denied in whole or in part, the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)    The specific reasons for the denial;
(b)    The specific reference to pertinent provisions of the Agreement on which the denial is based;
(c)    A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
(d)    Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and
(e)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(iii).
Request for Review. Within sixty (60) days after receiving notice from the Administrator that a claim has been denied (in part or all of the claim), then claimant (or their duly authorized representative) may file with the Plan Administrator, a written request for a review of the denial of the claim.

The claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(iv).
Decision on Review. The Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)    The specific reasons for the denial;
(b)    A reference to the specific provisions of the Agreement on which the denial is based;
(c)    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
(d)    A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

(v)
Special Timing and Rules for Disability Claims. In the event a claim above is a claim for disability benefits, then the applicable time periods for notifying claimants regarding benefit determinations shall be reduced as required by 29 CFR 2560.503-1. Thus, the Administrator shall provide notice to the claimant, within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. This period may be extended by up to thirty (30) days, provided that the Administrator both determines that such an extension is necessary due to matters beyond the control of the plan and notifies the claimant, prior to the expiration of the initial forty-five (45) day period, of the circumstances requiring the extension of time and the date by which the plan expects to render a decision. If, prior to the end of the first thirty (30) day extension period, the Administrator determines that, due to matters beyond the control of the plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Administrator notifies the claimant, prior to the expiration of the first thirty (30) day extension period, of the circumstances requiring the extension and the date as of which the plan expects to render a decision. In the case of any extension under this paragraph, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least forty-five (45) days within which to provide the specified information. In addition to complying with such timing rules, a claim under this paragraph shall comply with all procedural requirements under ERISA and the Department of Labor, including but not limited to those rules designed to guarantee an impartial review of all claims, access to documentation and the basis for any decision, and including requirements that the claim be handled in a manner sensitive to any language barrier or impediment.

13.    GENDER.

Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

14.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT.

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the Policy(ies) provisions shall fully discharge the Insurer from any and all liability.

15.    SEVERABILITY AND INTERPRETATION.

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

16.    APPLICABLE LAW.

The laws of the State of Washington shall govern the validity and interpretation of this Agreement.

17.	EFFECT OF THE LIFE INSURANCE POLICY’S CONTESTABILITY CLAUSES.

The parties herein understand and agree that the payment of the benefits provided herein are subject to the Life Insurance Policy’s suicide and contestability clauses and other such clauses, and if such clauses preclude the Insurer from paying the full death

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proceeds, then, in such event, no death benefits of whatever nature shall be payable to Insured’s (or Insured’s Assignees) beneficiary(ies) under this Endorsement Method Split Dollar Agreement.

This Agreement shall be effective as of the date first set forth above.

COLUMBIA STATE BANK
Dave Lawson

/s/ DAVID LAWSON         Date: 2/25/2019
EVP/Chief Human Resources Officer

/s/ LISA DOW    Date:2/25/2019
Insured-    Signature